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                                                                    EXHIBIT 10-F

                         EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement is entered into this 19th day of November, 2002 ("Effective Date") between Priority Healthcare Corporation and its affiliated and subsidiary companies, with its primary offices at 250 Technology Park, Suite 124, Lake Mary, Florida 32746 ("Company") and Steve Cosler, ("Executive").

                                   WITNESSETH:

WHEREAS, Company desires to employ Executive for the period provided for in this Agreement and the Executive is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions specified in this Agreement;

NOW THEREFORE, for and in consideration of ten dollars, the terms contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is affirmed by the parties by their execution of this Agreement, the parties agree and covenant to the following terms and conditions:

1.      EMPLOYMENT
1.1 The Company hereby employs the Executive and the Executive hereby accepts employment with the Company as the President and Chief Executive Officer, for the period set forth in Section 1.3, upon the terms and conditions outlined in this Agreement.

1.2 The Executive affirms he is under no other obligation to any former employer or to any other third party that is in any way inconsistent with or imposes any restriction upon the Executive's employment with the Company.

1.3 Unless otherwise terminated under the terms of this Agreement, the term of Executive's employment under this Agreement shall be initially for the period beginning upon the date of execution hereof and continuing through December 31, 2004; PROVIDED THAT on December 31, 2004 and every December 31st thereafter, the term of the Executive's employment shall automatically be extended for an additional two (2) year period ("Employment Term"), unless ninety (90) days prior to December 31st each year, the Company shall have given the Executive or the Executive shall have given the Company a written notice that the Employment Term shall not be extended.

2.      DUTIES
2.1 The Executive shall be employed as President and Chief Executive Officer of the Company, and shall, subject to the direction of the Board of Directors of Company ("the Board"), use his best efforts to faithfully and competently perform such duties as are detailed in Exhibit A, attached hereto and hereby incorporated herein and shall

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        also perform and discharge such other executive employment duties and responsibilities consistent with his position as President and Chief Executive Officer.

2.2 Executive's primary workplace will be located in greater Orlando, Florida. Except as set out herein or otherwise be approved in advance by the Board and except for reasonable periods of absence related to vacation, sick leave, other personal matters, personal injury and/or service activities, Executive shall devote his full time, attention, skill and effort during normal business hours throughout Executive's employment, to the duties and responsibilities associated with his position.

2.3 Executive shall not, during such employment with Company, engage in any other business or volunteer activity requiring any substantial amount of his time (whether or not such business activity is pursued for gain, profit or pecuniary advantage).

3.      COMPENSATION
3.1 As compensation for the performance of Exhibit A duties herein, the Company shall pay the Executive a base salary specified in Exhibit B "Salary & Benefits", attached hereto and hereby incorporated herein. The base salary shall be identified hereinafter as "Salary." Any Salary hereunder shall be paid at regular intervals but no less frequently than bi-weekly in accordance with the Company's payroll practices. Annual increases in salary shall be determined by the Board in its sole discretion.

3.2 Executive will be entitled to receive bonus compensation from the Company annually, based upon a set of performance targets established by the Chairman and Vice Chairman of the Executive Committee and as approved by the Board or, at the Board's direction, the Compensation Committee of the Board of Directors of the Company ("Bonus Performance Targets"). Annually said Bonus Performance Targets shall be incorporated as Exhibit C attached to this Agreement, amended annually and hereby incorporated herein, without the necessity of said Exhibit being executed by the parties to this Agreement.

3.3 Payment of any Base Salary and/or Bonus hereunder shall be subject to applicable withholding, payroll and other local, state and federal taxes, as required by applicable law or the Company's Executive benefit plans.

4.      OTHER BENEFITS
        During the term hereof, and any extensions hereto, Executive shall be eligible to:

4.1 participate in Executive fringe benefits, pension and/or profit sharing plans that may be provided by Company for its Executive Executives in accordance with the provisions of such plans, as such plans may be in effect from time to time;

4.2 participate in medical, health plans and/or other Executive welfare and/or benefit plans that may be provided by the Company for its Executive Executives in accordance with the provisions of such plans that may be in effect from time to time;

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4.3     thirty (30) paid vacation days in each calendar year, beginning January
        1, 2002, as well as all paid holidays given by the Company to its senior executive officers;

4.4 personal time off, sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to Executive Executives from time to time;

4.5 reimbursement for all reasonably necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties as detailed herein, in accordance with Company's policies pertaining to such out-of-pocket business expenses and in accordance with applicable state and federal laws and regulations;

4.6 term insurance coverage on the life of the Executive in the aggregate amount provided by the Company for its Executive Executives in accordance with applicable Company benefit plans;

4.7 participation in any stock option plans generally available to the Company's key Executives; and

4.8 such additional benefits as may be agreed upon by the parties from time to time and incorporated herein as Exhibit E.

5.      CONFIDENTIAL AND PROPRIETARY INFORMATION
5.1 Executive has and will have access to and will participate in the development of confidential and/or proprietary information and trade secrets related to the business of the Company and its current and future subsidiaries, affiliates and related entities of the Company, hereinafter referred to as "Confidential Information," including but not limited to:
        .       Customer and physician lists
        .       Patient confidential medical records and other personal
                information
        .       Referral sources
        .       Financial statements
        .       Cost and other financial reports
        .       Contract proposals or bidding information
        .       Business plans
        .       Training and operations methods, manuals and programs
        .       Reports and correspondence
        .       Systems, Processes, Policies and Procedures
        .       All other Tangible and Intangible property which are used in the operation of the Company
        .       Information Systems and Software

5.2 Confidential Information does not include information that is or becomes generally publicly available (unless in violation of Executive's obligations under this Agreement) and/or Confidential Information that Executive receives on a non-confidential basis and not known by him/her as confidential.

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5.3     Executive shall not disclose, use or make known for his or another's benefit any Confidential Information or use Confidential Information in any way that is other than in the best interests of the Company.

5.4 Executive may disclose Confidential Information when required by applicable law or judicial proceeding, but only after (a) providing notice to the Company of the receipt of a request from applicable governmental authority (b) advising the Company of Executive's intention to respond to such request and (c) Company's sufficient opportunity to respond, challenge or limit the scope of Executive's Disclosure.

5.5 Executive acknowledges and agrees that a remedy at law for breach or threatened breach of this Section 5 would be inadequate and agrees that Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any breach or threatened breach.

5.6 In the event of termination of Executive's employment with the Company for any reason, including this Section 5, the Executive will immediately return to Company any Confidential Information in whatever form possessed by Executive.

5.7 Executive's obligations hereunder shall survive the expiration or termination of this Agreement and shall apply to Executive's heirs, successors and/or legal representatives.

6.      TERMINATION
6.1 Executive's termination of employment under this Agreement shall occur in the event of one or more of the following:
                6.1.1.  Death of Executive;
                6.1.2. Change of Control of the Company as defined in Exhibit D, attached hereto and hereby incorporated herein.
                6.1.3. Executive's Disability which results in Executive's inability to perform his responsibilities as detailed herein for a period of more than 90 days, whether or not consecutive, within any consecutive twelve (12) month period;
                6.1.4. Executive's written notice to the Company, delivered at least 90 days prior to the effective date of the termination, that the Executive is terminating his employment "for good reason," defined as:
                        a. Assignment to Executive of duties materially inconsistent with Executive's position, authority, duties or responsibilities as outlined herein;
                        b. Action by Company resulting in a material diminution or material adverse change in Executive's title, position, authority, duties or responsibilities;
                        c. Material breach by the Company of this Agreement, including requiring Executive to be based at a location other than Orlando, Florida metropolitan area, as specified in Section 2.2 of this Agreement;
                        d. Company failure to continue any cash or stock-based bonus plan, retirement plan, welfare or other benefit or incentive plan, unless the

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                                aggregate value of all such compensation,
                                retirement and benefit plans provided to the Executive is not less than the aggregate value of the plans before such change;
                        e. a reduction by the Company of Executive's Base Salary as in effect on the Effective Date of this Agreement or as said Base Salary shall be increased hereafter from time to time

                6.1.5. Company's termination of Executive without cause or notice to Executive of nonrenewal of this Agreement under
                Section 1.3.

                6.1.6. Company's written notice of termination of Executive "for cause," defined as Executive's:

                        a. Indictment of or the entering of a plea of nolo contendere by the Executive with respect to having committed a felony;
                        b. Acts of fraud, theft or criminal conduct that are detrimental to the financial condition or business reputation of the Company;
                        c. Acts of dishonesty or gross negligence by the Executive, which acts would not be qualified for indemnification under the Directors' and Officers' Liability Insurance Policy; or
                        d. Willful acts or failure(s) to act consistent with or willful disregard of his obligations under Company policies or this Agreement.

                6.1.7 Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him/her a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company's Board at a meeting called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Executive was guilty of conduct constituting "cause" and specifying the particulars thereof in detail.

6.2     In the event Executive's employment hereunder is terminated under
        Section 6.1.1, 6.1.2, 6.1.3, 6.1.4, or 6.1.5, Company shall pay to
        Executive, as severance pay or liquidated damages or both, a lump-sum cash payment equal to the present value of the sum of the following amounts:
        a. The Base Salary that would have been paid to the Executive throughout the greater of the number of months remaining under the term of this Agreement or 24 months;
        b. The annual bonus amount in the year of termination of Executive's employment, calculated at the higher of the base bonus opportunity or the average bonus percentage of Base Salary payable to Executive for the two (2) years immediately preceding the year of termination, and
        c. The annualized long-term incentive award for the year in which the Executive's employment is terminated, at the higher of the targeted level of the award or the anticipated actual incentive award.

6.3 Executive shall continue to participate in the medical, dental, life, accident and disability benefit plans of the Company as provided for herein on the same basis

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        and at the same cost to Executive as on the date of termination or resignation until the first anniversary of such termination or resignation.

6.4 To the extent that Executive is not then 100% vested in any employer matching contribution and earnings thereon allocated to his account in the Company's 401(k) Plan and said non-vested amount is forfeited, the Company will pay Executive a lump sum amount on the date of such forfeiture equal to the non-vested forfeited amount.

6.5 To the extent that Executive's employment is terminated and Executive is entitled to receive funds from Company's profit sharing plan, deferred compensation plan, excess plan and/or the Equity Unit Plan for the period of time during which Executive was actively engaged as an Executive of Company, Company shall pay Executive any accrued profit sharing or other amounts through the date of termination of Executive's employment. However, Executive shall not, from the date of Executive's termination from employment or during the period when Company is paying Executive severance pay or liquidated damages or both after such date of termination of employment, be entitled to participate in any Company profit sharing programs.

6.6 Except as required by law and except as provided in Sections 6.2, 6.3, 6.4, 6.5 and 6.7, Company shall not be obligated to make any payments to Executive or on his behalf by reason of Executive's cessation of employment other than such amounts, if any, of his Salary as shall have accrued and remain unpaid as of the date of cessation of employment.

6.7 No interest shall accrue on or be paid with respect to any timely payments made hereunder.

6.8 Any rights or interest of Executive in Restricted Stock or other Stock Option Grants shall be subject to the terms provided for in the applicable Restricted Stock Agreement or other Stock Option Plan documents and agreements.

7.      CHANGE OF CONTROL

7.1 Notwithstanding the foregoing, if a Change in Control of the Company (as defined in Exhibit D) shall occur prior to the expiration of the original term or any extensions of the term of this Agreement, then the term of this Agreement shall automatically become a term of three (3) years commencing on the date of any such Change in Control.

7.2 In the event a Change of Control as outlined in Exhibit D should occur, the following benefits, less any amounts required to be withheld therefrom under any applicable federal, state or local income tax, other tax, or social security laws or similar statutes, shall be paid to Executive upon any termination of his employment with the Company subsequent to a Change in Control:

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                (A)     Within thirty (30) days following such a termination,
        Executive shall be paid, at his then-effective salary, for services performed through the date of his termination. In addition, Executive shall be paid the bonus accrued through the date of termination, calculated at the higher of the base bonus opportunity or the average bonus percentage of Base Salary payable to Executive for the two (2) years immediately preceding the year of termination, pro-rated for the number of months from January 1 of the year in which the Change of Control occurs through the end of the month in which the Change of Control occurs and the annualized long-term incentive award for the year in which the Change of Control occurs, at the higher of the targeted level of the award or the anticipated actual incentive award, pro-rated for the number of months from January 1 of the year in which the Change of Control occurs through the end of the month in which the Change of Control occurs.

                (B) Within thirty (30) days following such a termination, Executive shall be paid a lump sum payment of an amount equal to two and nine-tenths (2.9) times Executive's "Base Amount." For purposes hereof, Base Amount is defined as the higher of Executive's average includable compensation paid by the Company for the five (5) most recent taxable years ending before the date on which the Change in Control occurs or the Base Salary plus Executive's applicable annual bonus opportunity. The definition, interpretation and calculation of the dollar amount of Base Amount shall be in a manner consistent with and as required by the provisions of Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations and rulings of the Internal Revenue Service promulgated there under.

                (C)(i) In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) paid or payable to the Executive or for his benefit pursuant to the terms of this Agreement or otherwise (including any benefit from the exercise of stock options vested early because of a change in control) in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest, penalties, additional tax or similar items are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest, penalties, additional tax or similar items are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest, penalties, additional tax or similar items imposed with respect thereto and the Excise Tax) including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

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                (ii)    An initial determination as to whether a Gross-Up
        Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by an accounting firm selected by the Company and reasonably acceptable to the Executive which is designated as one of the four largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive within ten days of the Termination Date if applicable, or such other time as requested by the Company or by the Executive and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this subsection 6(c) (ii) shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's Determination. The existence of the Dispute shall not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the Determination. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of subsection 6(c) (iii) below.

                (iii) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Excess Payment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred (a) upon notice (formal or informal) to the Executive from any governmental taxing authority that the Executive's tax liability (whether in respect of the Executive's current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (b) upon a determination by a court,
        (c) by reason of determination by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or (d) upon the resolution of the Dispute to the Executive's satisfaction. If an Underpayment occurs, the Executive shall promptly notify the Company and the Company shall promptly, but in any event, at least five days prior to the date on which the applicable government taxing authority has requested payment, pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest, penalties, additional taxes or similar

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        items imposed on the Underpayment. An Excess Payment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which the Executive had previously received a Gross-Up Payment. A "Final Determination" shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in the Executive's tax liability by reason of the Excise Payment and upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Executive's applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to the Executive and the Executive shall pay to the Company on demand (but not less than ten days after the Final Determination of such Excess Payment and written notice has been delivered to the Executive) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Company.

                (iv) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

7.3 The Company is aware that upon the occurrence of a Change in Control the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action, nor be bound to negotiate any settlement of his rights hereunder, because the cost and expense of such legal action or settlement would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if following a Change in Control it should appear to

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        Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive the benefits entitled to be provided to the Executive hereunder, and that Executive has complied with all of his obligations under this Agreement, the Company irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of the Company as provided in this
        Section 7, to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether such action is by or against the Company or any director, officer, shareholder, or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by the Company on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices. Any legal expenses incurred by the Company by reason of any dispute between the parties as to enforceability of or the terms contained in this Agreement as provided by this Section 7, notwithstanding the outcome of any such dispute, shall be the sole responsibility of the Company, and the Company shall not take any action to seek reimbursement from Executive for such expenses.

7.4 Executive is not required to mitigate the amount of benefit payments to be made by the Company pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any benefit payments provided for in this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or which might have been earned by Executive had Executive sought such employment, after the date of termination of his employment with the Company or otherwise.

7.5     The Company shall also provide Executive with the benefits set forth in
        Section 7 of this Agreement upon any termination of Executive's employment with the Company at Executive's option after a Change in Control followed by the happening of any one of the following events:

                (A) Without Executive's express written consent, the assignment of Executive to any duties which, in Executive's reasonable judgment, are materially inconsistent with his positions, duties, responsibilities or status with the Company immediately prior to the Change in Control or a substantial reduction of his duties or responsibilities which, in Executive's reasonable opinion, does not

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        represent a promotion from his position, duties or responsibilities immediately prior to the Change in Control.

                (B) A reduction by the Company in Executive's salary from the level of such salary immediately prior to the Change in Control or the Company's failure to increase (within twelve (12) months of Executive's last increase in base salary) Executive's base salary after a Change in Control in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all executive and senior officers of the Company effected in the preceding twelve (12) months.

                (C) The failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Executive participates, including but not limited to the Company's stock option plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), with which Executive has consented, has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue Executive's participation therein, or any action by the Company which would directly or indirectly materially reduce Executive's participation therein.

                (D) The failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive or to which Executive was entitled under any of the Company's principal pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans in which Executive was participating at the time of a Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive or to which Executive was entitled at the time of the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation and sick leave days to which Executive is entitled on the basis of years of service or position with the Company in accordance with the Company's normal vacation policy in effect on the date hereof.

                (E) The Company's requiring Executive to be based anywhere other than the metropolitan area where the Company office at which he was based immediately prior to the Change in Control was located, except for required travel on the Company's business in accordance with the Company's past management practices.

                (F) Any failure of the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 8 hereof.

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                (G)     Any failure by the Company or its shareholders, as the
        case may be, to reappoint or reelect Executive to a corporate office held by him immediately prior to the Change in Control or his removal from any such office including any seat held at such time on the Company's Board of Directors.

                (H) The effectiveness of a resignation, tendered at any time, either before or after a Change in Control and regardless of whether formally characterized as voluntary or otherwise, by Executive of any corporate office held by him immediately prior to the Change in Control or of any seat held at such time on the Company's Board of Directors, at the request of the Company or at the request of the person obtaining control of the Company in such Change in Control.

                (I) Any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement.

                (J) Any request by the Company that Executive participate in an unlawful act or take any action constituting a breach of Executive's professional standard of conduct.

                (K) Any breach by the Company of any of the provisions of this Agreement or any failure by the Company to carry out any of its obligations hereunder.

Notwithstanding anything in this Agreement to the contrary, Executive's right to terminate Executive's employment pursuant to this Section 7 shall not be affected by Executive's incapacity due to physical or mental illness.

8.      NO ASSIGNMENT
8.1 Neither this Agreement nor any right or interest hereunder is assignable by Executive or Executive's beneficiaries or legal representatives without Company's prior written consent; provided however, nothing in this Agreement shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon Executive's death or incapacity.

8.2 Notwithstanding the terms herein, this Agreement and the Company's rights hereunder may be assigned by the Company pursuant to a merger or consolidation that is not defined as a Change of Control in Exhibit D.

8.3 No right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, attachment, and levy or to assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

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9.      SEVERABILITY
        Should any clause, portion or section of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement. Should any particular covenant in this Agreement be held unreasonable or unenforceable for any reason, including without limitation, the time period, geographical area and scope of activity covered by such covenant, then the covenant shall be given effect and enforced to whatever extent would be reasonable and enforceable.

10.     NON-COMPETE AGREEMENT
        This Agreement shall be subject to and hereby incorporates herein the terms of the Non-Compete Agreement between Executive and Company executed at the time of initiation of Executive's employment with Company.

11.     INDEMNITY
        To the extent permitted by applicable law and the charter and by-laws of the Company, Company shall:
11.1 Indemnify Executive and hold Executive harmless for any acts or decisions made by him in good faith while performing services for the Company. Company will use reasonable best efforts to maintain and, after termination, continue coverage for Executive under Director's and Officer's liability coverage to the same extent as other current or former officers and directors of the Company; and

11.2 Advance or pay all expenses, including attorney's fees actually and necessarily incurred by the Executive in connection with the defense of any action, suit or proceeding arising out of Executive's service for the Company and in connection with any appeal thereon, including the cost of court settlements.

12.     NO MITIGATION
        In the event of Executive's resignation or termination of Executive's employment hereunder, Executive shall have no obligation to seek other employment or otherwise mitigate damages and there shall be no offset for any remuneration attributable to any subsequent employment that the Executive may obtain.

13.     NOTICES
        All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficiently delivered if provided in writing, delivered personally, by certified or registered mail, return receipt requested, by a nationally recognized overnight courier or via facsimile confirmed in writing to the recipient. Delivery shall be to Company at Company's principal place of business and to Executive at Executive's most recently filed home address.

        Any termination of Executive's employment with the Company hereof shall be communicated by written "Notice of Termination" to the other party hereto. Any "Notice of Termination" given by Executive or given by the Company in connection with a termination as to which the Company believes it is not obligated to provide Executive

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        with benefits set forth herein shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

14.     ENFORCEMENT
        Any dispute arising under this Agreement shall, at the election of either party, be resolved by final and binding arbitration to be held in the Orlando, Florida metropolitan area in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction thereof.

15.     GOVERNING LAW
        This Agreement is governed by the laws of the state of Indiana.

16.     WAIVER
        Failure to insist upon strict compliance with any of the terms, conditions or provisions of this Agreement shall not be deemed a waiver hereof, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of any right or power at any other time.

17.     NO AMENDMENT
        This Agreement may not be modified or amended without prior written consent of both Executive and Company.

18.     COUNTERPARTS
        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, Company and Executive have executed on the date first stated above.

/s/ William E. Bindley                  /s/ Steven D. Cosler
--------------------------------        ----------------------------------------
Priority Healthcare Corporation         Executive

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                                    EXHIBIT A
                                Executive Duties
                      President and Chief Executive Officer

        Executive shall perform the duties and responsibilities and shall have the responsibilities and powers as shall be determined from time to time. All such duties, responsibilities and/or powers as may reasonably assigned in furtherance of Executive's responsibilities and the business requirements of Company shall be subject to the order, direction and supervision of any superior officers of the Company. Executive's duties include but are not limited to:

POSITION SUMMARY:

                . Oversee Human Resources Management and activities for the Company and all its subsidiaries, divisions, etc., including but not limited to:
                           .    compensation and benefits management,
                           .    training and organizational development;
                           .    corporate communications, including IntraNet and
                                other in-house communications;
                           .    support/enhancement of the Vision, Mission and
                                Culture of the Company.

                . Serve as General Counsel to the Company and its subsidiaries, divisions, etc., including:
                           .    Legal representation of the Company before
                                appropriate legal tribunals, governmental
                                agencies and authorities;
                           .    Review and advice to Company employees regarding
                                contractual relationships, managed care, vendor,
                                real estate, labor agreements, and all other
                                legal documents and agreements obligating the
                                Company to actions, financial commitments, legal
                                obligations, etc.
                           .    Selection and management of outside legal and
                                other resources necessary to manage the legal
                                activities, defend legal actions, etc.
                           .    Review and advice to Company and its employees
                                regarding all applicable laws, regulations
                                and/or accreditation and licensing obligations.
                           .    Coordinate representation of Company by
                                lobbyists and other consultants and management
                                of governmental relations.
                           .    Mergers, acquisitions and divestitures.
                           .    All other matters pertaining to legal issues,
                                disputes and/or obligations of the Company.
                . Serve as the Corporate Secretary to the Company and the Board of Directors, including:
                           .    Maintenance of appropriate minutes, agendas,
                                authorizations, governance actions and such other actions regarding the

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                                registration, licensure and Board and corporate
                                committee compliance with all applicable laws and regulations;
                           . Investor Relations, including the maintenance of books and records of the securities of the corporation, stock option plans, and communications to investors and capital markets
                           . Coordinate and provide guidance to the Board of Directors and the Corporation regarding compliance with all applicable securities and corporate regulations and rules.
                           . Coordinate the Board and Board Committee Schedules, information to Board and/or Committee members necessary to discharge their responsibilities, etc.
                .       Leadership and Oversight of Payer Relations, including:
                           . development and implementation of a Company strategy to develop services and products which meet the requirements of third party payers including commercial and governmental payers;
                           . marketing and sales to Payers, including HMOs, PPOs, Insurance and Labor Trusts, Employer-Sponsored Health Plans, Third Party Payers, Consultants, etc.
                           . financial accounting and reporting to the Company and the Payers regarding managed care services by Company, including the development and implementation of pricing analysis and strategies, development of economic and actuarial utilization models and analytical tools with which to measure the financial performance of Payer contracts, etc.
                           . business development through relationships with physicians, hospitals, payer medical directors, payer utilization management staff, disease management carve out services and companies, etc.
                .       Support and Coordinate Business Development activities
                        associated with Pharmaceutical Manufacturers, Retail
                        Pharmacies, and Employers and/ or other Third Party
                        Payers and such other third party entities as may be
                        identified by Company from time to time.
                .       Leadership and management of Implementation Services,
                        including Reimbursement, Verification, New Project
                        Implementation and Roll Out Teams, Payer Services,
                        Coding, etc.
                .       Leadership and management of Company Compliance
                        activities, including:
                           . Compliance with all Federal, State and local laws and regulations;
                           . Accreditation and ongoing Professional licensure compliance;
                           . Safety, training and auditing of compliance activities, including OSHA, Environmental safety, Quality Improvement and Assurance, etc.
                .       All other duties as assigned.

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

                                    EXHIBIT D
                          CHANGE IN CONTROL OF COMPANY

Change of Control of the Company shall be defined as:

(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect from time to time) of twenty-five percent (25%) or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute an acquisition of control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by the Company, (iii) any acquisition by any Executive benefit plan (or related trust) sponsored or maintained by the Company or any Company controlled by the Company, (iv) any acquisition by any Company pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (C) of this
Section 2 are satisfied, (v) any acquisition by William E. Bindley or (vi) upon the death of William E. Bindley, any acquisition triggered by his death by operation of law, by any testamentary bequest or by the terms of any trust or other contractual arrangement established by him;

(B) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company (the "Board"); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than sixty percent

(60%) of, respectively, the then outstanding shares of common stock of the Company resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such Company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Company stock and outstanding Company voting securities, as the case may be, (ii) no Person (excluding the Company, any Executive benefit plan or related trust of the Company or such Company resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the Company resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such Company entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the Company resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(D) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a Company with respect to which following such sale or other disposition (a) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such Company and the combined voting power of the then outstanding voting securities of such Company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (b) no Person (excluding the Company and any Executive benefit plan or related trust of the Company or such Company and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding Company voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of such Company and the combined voting power of the then outstanding voting securities of such Company entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of such Company were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

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